Exhibit 99.3

CONSENT OF PHILIP S. PAYNE

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Meruelo Maddux Properties, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: November 21, 2006

/s/ Philip S. Payne
Name: Philip S. Payne